EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 3 to the Registration Statement on Form S-1 of Continental Resources, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Continental Resources, Inc.’s oil and gas reserves as of December 31, 2005.

We further consent to the reference to this firm under heading “EXPERTS”.

Very truly yours,

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado

August 16, 2006